EXHIBIT 23 (B) (ii)





     AT THE ANNUAL MEETING OF FUND SHAREHOLDERS HELD FEBRUARY 16, 1999, THE SHAREHOLDERS APPROVED THE AMENDMENT TO THE FIRST SENTENCE OF ARTICLE III,
SECTION 1 OF THE FUND BY-LAWS TO READ AS FOLLOWS:

     "THE NUMBER OF DIRECTORS OF THE CORPORATION SHALL BE FOURTEEN".

     THE AMENDMENT CHANGED THE NUMBER OF FUND DIRECTORS FROM ELEVEN (11) TO FOURTEEN (14).


















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